EXHIBIT 99.1

MEDIS TECHNOLOGIES SHARES TO TRADE ON PINK SHEETS

NEW YORK, NY (August 20, 2009) . . . . Medis Technologies (Nasdaq: MDTL) today announced that, subsequent to its notification by Nasdaq that Nasdaq considers Medis to be out of compliance with various Nasdaq requirements including the maintenance of certain levels of net worth, Medis’ common stock will be delisted from the Nasdaq Global Market effective at the open of business tomorrow and is expected to be quoted on the Pink Sheets beginning at the opening of the market tomorrow.  The ticker symbol will remain the same: MDTL.

Medis is engaged in an effort to minimize expense, and the cost of remaining on Nasdaq and the hearings and counsel that would be involved, would be, in the Company’s view, more costly than the Company can justify at present.

Medis has a strong IP portfolio covering various aspects of its sodium borohydride fuel-cell technology.  Management believes that Medis is the only company that has ever designed and manufactured commercial quantities of portable fuel cells, but its financial resources are limited and its manufacturing facility in Ireland has been closed.  The Company is attempting to strengthen its balance sheet by settling debt in some cases, and by converting debt and/or outstanding preferred stock to common stock as it is able to do so.

Chairman & CEO Jose Mejia said, “Trading on Nasdaq is something we can ill afford to cling to at this point.  We are using every effort to consolidate and improve our financial position and to advance and upsize our technology, which we believe far exceeds the requirements for military organizations’ ‘future soldier’ programs, and for military vehicular programs, including airborne drones.  If we can prove the excellence of the technology, we will be better off than if we spend our time defending our position on Nasdaq.”

About Medis Technologies Ltd.
Medis Technologies Ltd. (Pink Sheets: MDTL) (www.medistechnologies.com), headquartered in New York,  is the first company in the world to market a personal and portable liquid fuel cell capable of providing electrical power to the mobile electronics marketplace. The Medis fuel cell features a patented, proprietary fuel formulation that utilizes borohydride to generate electricity upon activation; it is safe, clean, silent, and recyclable. First generation products include the Medis 24-7 Power Pack; 24-7 Xtreme Portable Power Solution; and the Medis Fuel Cell Power Emergency Kit.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:
Omer Masud
Medis Technologies
omerm@medistechnologies.com
212-935-8484